EXHIBIT 10.9

SECOND AMENDMENT TO BERRY PLASTICS GROUP, INC. 2006 EQUITY INCENTIVE PLAN

This Second Amendment (this “Amendment”) to the Berry Plastics Group, Inc. (the “Company”) 2006 Equity Incentive Plan (the “Plan”) (all capitalized terms not defined herein shall have the meanings ascribed to them by the Plan) is adopted, effective as of August 1, 2013, by the Board and the Committee.

The Plan is amended as follows:

1.	Retirement. Section 2.38 of the Plan is amended and restated to read as follows:

“Retirement” means a Grantee’s termination of employment with the Company and its Subsidiaries for any reason (other than a termination by the Company for Cause or termination by reason of death or Disability) on or after attaining the age of 55 with at least five years of service, but only so long as the sum of the Grantee’s age and the Grantee’s years of service with the Company and its Subsidiaries as of such retirement equals or exceeds 65.  For purposes of computing such sum, each of the Participant’s age and years of service shall be rounded down to the nearest whole number.

2.	Effect of Termination of Employment. The first sentence of Section 10.1 of the Plan is amended and restated to read as follows:

Except as otherwise set forth in an Agreement, if the employment or engagement of the Grantee is terminated for any reason other than for Cause, the portion of the Option or SAR that is not then vested and exercisable shall immediately terminate.

3.
Miscellaneous.  Except as expressly amended hereby, the terms and conditions of the Plan shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

Date: December 11, 2013	By:	/s/ Edward Stratton
Executive Vice President